Exhibit 5.10

CONSENT

To: Mayfair Gold Corp. (the “Company”)

Re: Registration Statement on Form F-10 of the Company

AGP Mining Consultants Inc. is an author of the report titled “Fenn-Gib Gold Project NI 43-101 Technical Report and Pre-Feasibility Study, Ontario, Canada” with a report date of January 14, 2026, with an effective date of December 19, 2025 (the “PFS”), originally prepared for the Company.

AGP Mining Consultants Inc. understands that the Company wishes to make reference to its name and the PFS in the Registration Statement on Form F-10 and any amendments or supplements and/or exhibits thereto or the documents incorporated by reference therein (collectively, the “Form F-10”). AGP Mining Consultants Inc. further understands that the Company wishes to use extracts and/or information from the PFS in the Form F-10. AGP Mining Consultants Inc. has been provided with a copy of the Form F-10 and has reviewed the proposed disclosure identified above.

Accordingly, in respect of the Form F-10, AGP Mining Consultants Inc. does hereby consent to:

•	the use of, and references to, its name, including its status as an expert or “qualified person”;

•	the use of, and references to, the PFS in the Form F-10; and

•	the use, in the Form F-10, of any quotation from, or summarization of, or extracts and information from the PFS, or portions thereof, that were prepared by AGP Mining Consultants Inc., that AGP Mining Consultants Inc. supervised the preparation of and/or that AGP Mining Consultants Inc. has reviewed and approved.

Dated: April 15, 2026

AGP Mining Consultants Inc.

By:	/s/ Gordon Zurowski
Gordon Zurowski, President